                                                                    Exhibit 99.1


[GRAPHIC OMITTED]                                                  PRESS RELEASE



Neoware Reports Fiscal 2004 Third Quarter

Revenue and Earnings




         KING OF PRUSSIA, Pa., April 26, 2004 -- Neoware Systems, Inc. (Nasdaq:
NWRE), the leading supplier of award-winning software, services and appliances for thin client computing, today reported financial results for its fiscal 2004 third quarter and nine months ended March 31, 2004.

Q3 FINANCIAL HIGHLIGHTS

     o Revenues for the quarter ended March 31, 2004 increased 17% to $15,750,000 compared to $13,468,000 in the prior year quarter as a result of higher sales of thin client appliances and software, including increased sales through IBM to large enterprise customers.

     o Gross margin for the current quarter was 47% compared to 46% in the prior year quarter as a result of lower product costs on higher revenues and a larger percentage of revenues from software sales, offset by lower gross margins as a result of deriving a larger percentage of sales from large enterprise customers and the effects of the Company's new marketing initiatives.

     o Operating expenses for the current quarter were $5,681,000 compared to $4,023,000 in the prior year quarter as the Company increased operating expenses as part of its growth initiatives, as planned.

     o Operating income for the current quarter was $1,743,000 compared to $2,218,000 in the prior year quarter, the result of higher sales and higher gross margin, offset by higher operating expenses.

     o Net income for the current quarter was $1,658,000, or $.10 per diluted share, compared to net income of $1,281,000, or $.09 per diluted share, a year ago, on approximately 1.5 million additional shares. Net income in the current quarter includes an income tax benefit of approximately $435,000 of recovery of prior year taxes and an adjustment to the year-to-date effective tax rate, partially offset by approximately $120,000 of associated G&A expense from the creation of a more efficient international tax structure. On an ongoing basis, this new tax structure is expected to reduce the Company's effective tax rate to approximately 34% from 36%.





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

     o Operating results for the current quarter include $278,000 of non-cash amortization of intangibles as a result of acquisitions, versus $108,000 in the prior year quarter.


NINE MONTH FINANCIAL HIGHLIGHTS

     o Revenues for the nine-month period ended March 31, 2004 were $46,086,000 compared to $41,699,000 in the prior year nine-month period.

     o Net income for the nine-month period ended March 31, 2004 was $4,917,000, or $.31 per diluted share, compared to net income of $4,612,000, or $.31 per diluted share, for the nine-month period a year ago, on approximately 1.5 million additional shares in the current period.

     o Gross margin for the nine-month period ended March 31, 2004 was 50% compared to 44% for the nine-month period a year ago.

     o Cash and marketable securities increased to $53,008,000 at March 31, 2004 from $29,165,000 at June 30, 2003, primarily as a result of positive cash flow from operations as well as the net impact of the issuance of 1.5 million shares of common stock, partially offset by the cost of the TeemTalk acquisition completed in July 2003.

     Customers of note in the quarter included Bed Bath & Beyond, Deaconess Clinic, Fortis Insurance, Gap, Geodis Logistics, Harrahs, Kroger, Lufthansa, Macy's, Manpower, Pathmark, Royal Bank of Canada, University of NC Hospitals, the Veterans Administration Hospitals, and WalMart. During the quarter, Neoware's strategic alliance with IBM continued to deliver strong results, with increased sales through IBM and a significant increase in the Company's pipeline of opportunities with large enterprise customers.

     "We are seeing positive initial results from Neoware's new marketing strategies and while our results will vary in any given quarter based upon the timing of individual transactions, we are cautiously optimistic that we'll see an increase in our sales, especially through IBM to large corporate enterprises, over the next several quarters," stated Michael Kantrowitz, Neoware's Chairman and CEO. "As we announced in January and demonstrated in subsequent product introductions, Neoware is leveraging its leadership position in thin client computing to pursue a more aggressive growth strategy targeted at increasing the size of the thin client segment of the PC industry. We believe that thin clients represent approximately 1% of the overall PC market. Our goal is to build that share by making thin clients more affordable compared to PCs and by promoting the significant benefits of thin client computing in our target markets," Mr. Kantrowitz noted.

     "Neoware's recent product introductions and our new branding campaign are the first steps in this strategy. By introducing thin client appliances with a starting price of $199, which is nearly one-fourth the price of the average business PC, and by making them compatible with industry-standard PC management software, we are providing a real solution for enterprises seeking to replace personal computers in server-based environments. One example of our new marketing strategy is our "Wouldn't It Be Great" campaign that emphasizes that Neoware's products are more secure, reliable, and manageable than PCs, and delivers the message that our products save money, and are technically superior."

         "We expect these new marketing strategies to have a positive impact on the Company's top line and believe that they will enable us to gain market share in the PC industry. Although we are seeing positive initial results, these new strategies will take time to fully implement, so we are not changing our revenue guidance at this time. As we implement this plan over the next year, we expect our revenues to grow, we will seek to deliver gross margins in the 40% to 45% range, as our sales to large global enterprises through IBM become a larger percentage of our overall business and we intend to control our operating expenses so that they begin to decline as a percentage of revenue as revenues increase."

          "Neoware is a leader in the thin client segment of the PC market. Our software makes computing more open, secure, reliable, affordable, and manageable, and we eliminate the obsolescence that is built into standard PC architectures. With an exciting new lineup of products, a strong market position, as well as $53 million in cash and no debt, Neoware has the leadership and financial strength to drive our growth initiatives, both organically and through carefully targeted acquisitions," Mr. Kantrowitz concluded.

CONFERENCE CALL INFORMATION

         In connection with this release, Neoware management will host a conference call and simultaneous webcast on April 26, 2004 at 5:00 p.m. Eastern Time. The conference call will be available live via the Internet on the Neoware website at www.neoware.com and at www.vcall.com. To participate, please go to the website 10 minutes prior to the call to download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call. A copy of this press release announcing the Company's earnings and any other financial information about the period to be presented in the conference call will be available at the Company's website at investor.neoware.com.





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

         The call will also be accessible by dialing 1.877.817.7175 for domestic calls and +1.703.871.3599 for international calls. The conference ID will be 433699. A replay of the call will be available through May 9, 2004 by dialing
1.888.266.2081 domestically and +1.703.925.2533 internationally.


About Neoware

         Neoware's software, services, and thin client appliances make computing more secure, manageable, reliable and affordable by enabling global enterprises to fully leverage server-based computing. By incorporating open, standards-based technologies and eliminating the obsolescence that is built into standard PC architectures, Neoware provides enterprises with increased flexibility and choice, as well as lower up-front and total costs.

         Neoware's software products enable enterprises to gain control of their desktops, and to integrate mainframe, midrange, UNIX and Linux applications with Windows(R) and the web. Neoware's thin client appliances enable enterprises to run applications on servers, and display them across wired or wireless networks on secure, managed, reliable appliances that cost as little as one fourth the price of today's typical business PC. Neoware services enable corporations to benefit from server-based computing with training and end-to-end support.


         Neoware's products are available worldwide from IBM, as well as from select, knowledgeable resellers. More information about Neoware can be found on the Web at http://www.neoware.com or via email at invest@neoware.com. Neoware is based in King of Prussia, PA.



                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: the tax benefits to be derived from our new tax structure; our growth strategy based upon increased thin client sales in the overall PC market; our expectation of revenue growth, gross margins and expenses as a result of our new strategy; our continued growth, organically and through acquisitions; the benefits of our leadership position; and the cost-saving benefits of our products to our customers which we believe will drive growth in our industry. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include, our timely development and customers' acceptance of our products, pricing pressures, rapid technological changes in the industry, growth of overall thin client sales through the capture of a greater portion of the PC market, increased competition, our ability to attract and retain qualified personnel, adverse changes in customer order patterns, our ability to identify and successfully consummate and integrate future acquisitions, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its reports on Form 10-K for the year ended June 30, 2003 and Form 10-Q for the quarter ended December 31, 2003.

Neoware, ThinPC, and TeemTalk are trademarks of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.


CONTACT:
Investor Relations:
Cameron Associates
Kevin McGrath
(212) 245-8000 x 203
kevin@cameronassoc.com
----------------------

Neoware Systems, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com
------------------














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

                                  NEOWARE SYSTEMS, INC.
                               CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share and per share data)

                                                                 (Unaudited)
                                                                  March 31,     June 30,
                            ASSETS                                  2004          2003
                                                                   -------      -------
CURRENT ASSETS:
 Cash and cash equivalents                                         $20,823      $26,014
 Short-term investments                                             32,185        3,151
 Accounts receivable, net                                           11,183       11,089
 Inventories                                                           748          772
 Prepaid expenses and other                                          1,029          798
 Deferred income taxes                                                 946          946
                                                                   -------      -------
 Total current assets                                               66,914       42,770
                                                                   -------      -------

Property and equipment, net                                            493          572
Goodwill                                                            17,554        8,943
Intangibles, net                                                     3,835        2,091
                                                                   -------      -------
                                                                   $88,796      $54,376
                                                                   =======      =======

             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                                  $ 5,104      $ 4,206
 Accrued expenses                                                    2,981        2,818
 Capital lease obligations                                               7            7
 Deferred revenue                                                      975          691
                                                                   -------      -------
 Total current liabilities                                           9,067        7,722
                                                                   -------      -------

Capital lease obligations                                                5           10
                                                                   -------      -------
Deferred income taxes                                                   17           17
                                                                   -------      -------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 1,000,000 shares
   authorized and none issued and outstanding                            -            -
  Common stock, $.001 par value, 50,000,000 shares
   authorized, 15,769,139 and 14,054,800 shares issued and
   15,669,139 and 13,954,800 shares outstanding                         16           14
  Additional paid-in capital                                        71,362       44,215
  Treasury stock, 100,000 shares at cost                              (100)        (100)
  Other comprehensive income (loss)                                    987          (27)
  Retained earnings                                                  7,442        2,525
                                                                   -------      -------
  Total stockholders' equity                                        79,707       46,627
                                                                   -------      -------
                                                                   $88,796      $54,376
                                                                   =======      =======

                                             NEOWARE SYSTEMS, INC
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (Unaudited)
                                (in thousands, except share and per share data)

                                                         Three Months Ended             Nine Months Ended
                                                              March 31,                     March 31,
                                                      -------------------------      ------------------------
                                                         2004          2003             2004         2003
                                                      -----------   -----------      -----------  -----------
Net revenues                                          $    15,750   $    13,468      $    46,086  $    41,699
Cost of revenues                                            8,326         7,227           23,059       23,217
                                                      -----------   -----------      -----------  -----------
     Gross profit                                           7,424         6,241           23,027       18,482
                                                      -----------   -----------      -----------  -----------

Sales and marketing                                         3,442         2,411            9,785        6,937
Research and development                                      712           492            2,120        1,301
General and administrative                                  1,527         1,120            4,462        3,002
                                                      -----------   -----------      -----------  -----------
     Operating expenses                                     5,681         4,023           16,367       11,240
                                                      -----------   -----------      -----------  -----------

     Operating income                                       1,743         2,218            6,660        7,242

Loss on investment                                              -          (300)               -         (300)
Interest income, net                                          109            83              287          264
                                                      -----------   -----------      -----------  -----------

     Income before income taxes                             1,852         2,001            6,947        7,206
Income taxes                                                  194           720            2,030        2,594
                                                      -----------   -----------      -----------  -----------


Net income                                            $     1,658   $     1,281      $     4,917  $     4,612
                                                      ===========   ===========      ===========  ===========


Basic earnings per share                              $      0.11   $      0.09      $       .31  $      0.34
                                                      ===========   ===========      ===========  ===========


Diluted earnings per share                            $      0.10   $      0.09      $       .31  $      0.31
                                                      ===========   ===========      ===========  ===========



Weighted average number of common shares
outstanding in basic earnings per share computation    15,769,139    13,724,625       15,651,750   13,485,220
                                                      ===========   ===========      ===========  ===========

Weighted average number of common shares
outstanding in diluted earnings per share
computation                                            16,171,058    14,704,171       15,942,110   14,712,321
                                                      ===========   ===========      ===========  ===========





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


                                            NEOWARE SYSTEMS, INC
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (Unaudited)
                              (in thousands, except share and per share data)

                                                                      Three Months Ended    Nine Months Ended
                                                                           March 31,            March 31,
                                                                      -------------------   -----------------
                                                                        2004     2003         2004     2003
                                                                      -------------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $  1,658  $ 1,281     $  4,917  $ 4,611
Adjustments to reconcile net income to net cash
provided by operating activities-
Loss on investment                                                           -      300            -      300
Income tax benefit, primarily from stock option exercises                   90      720        1,708    2,578
Depreciation                                                                72       81          209      175
Amortization of intangibles                                                278      107          782      391
Changes in operating assets and liabilities- net of effect from acquisition-
(Increase) decrease in:
   Accounts receivable                                                  (1,912)   1,378          (94)     205
   Inventories                                                              (8)    (333)          24      (86)
   Prepaid expenses and other                                             (125)    (418)        (231)    (416)
Increase (decrease) in:
   Accounts payable                                                      1,471     (842)         897      320
   Accrued expenses                                                        584      324          163       13
   Deferred revenue                                                         97      (58)         284       46
                                                                      --------  -------     --------  -------

     Net cash provided by operating activities                           2,205    2,540        8,659    8,137
                                                                      --------  -------     --------  -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of the TeemTalk software business                                   -        -       (9,995)       -
Purchase of short-term investments                                     (28,129)       -      (50,186)       -
Sales of short-term investments                                          6,738        -       21,153        -
Purchase of intangible assets                                                -       (2)        (125)     (47)
Purchases of property and equipment                                        (23)     (28)        (129)    (107)
                                                                      --------  -------     --------  -------

     Net cash used in investing activities                             (21,414)     (30)     (39,282)    (154)
                                                                      --------  -------     --------  -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital leases                                                (2)     (18)          (4)     (49)
Sale of common stock, net of expenses                                        -        -       24,609        -
Expenses for prior issuance of common stock                                  -        -           (3)    (122)
Exercise of stock options and warrants                                       5      343          834    1,978
Repayments of officer loans                                                  -        -            -        9
                                                                      --------  -------     --------  -------
     Net cash provided by financing activities                               3      325       25,436    1,816
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH                             25        -           (4)       -
                                                                      --------  -------     --------  -------

   INCREASE IN CASH AND CASH EQUIVALENTS                               (19,181)   2,835       (5,191)   9,799

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          40,004   23,995       26,014   17,031
                                                                      --------  -------     --------  -------
   CASH AND CASH EQUIVALENTS, END OF PERIOD                           $ 20,823  $26,830     $ 20,823  $26,830
                                                                      ========  =======     ========  =======

SUPPLEMENTAL DISCLOSURES:
   Cash paid for income taxes                                         $      -  $     -     $    264  $    80
   Cash paid for interest                                                    2        9            8       26









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